Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS APRIL COMP STORE SALES DOWN 4.1%

First Quarter Comp Sales Increased 0.9%

CITY of INDUSTRY, CA, May 4, 2005 — Hot Topic, Inc. (Nasdaq National Market: HOTT) today announced the following sales results for the fiscal month of April (ended April 30, 2005):

	Net Sales		Comparable Store Sales % Change
	$ Millions	% Increase to Last Year	This Year	Last Year
April	$44.0	11%	-4.1%	0.7%
First Quarter	$149.7	17%	0.9%	4.0%

The Company also reiterated its first quarter earnings guidance of $0.11 per diluted share, flat to the same quarter last year.

For more detailed information on April sales results, please call 626-709-1209 to listen to a recorded commentary. Additionally, a conference call to discuss first quarter results, business trends and other matters is scheduled for May 18, 2005 at 4:30 PM (ET). The conference call number is 800-370-0869, and will be accessible to all interested parties. It will also be webcast at www.companyboardroom.com. A replay will be available at 877-519-4471, pass code 5914323, for approximately 10 days.

Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the Company’s second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. The Company currently operates 610 Hot Topic stores in all 50 states and Puerto Rico, 89 Torrid stores, and Internet stores www.hottopic.com and www.torrid.com.

In addition to historical information, this news release and the aforementioned recorded commentary contain forward-looking statements, which include statements relating to financial results, guidance, projections and other financial performance, and managing growth. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the Company’s new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic as well as other risks detailed in the Company’s SEC reports, including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended January 29, 2005. Historical results achieved are not necessarily indicative of the future prospects of the Company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Mr. Jim McGinty, CFO 626-839-4681 x2675

Ms. Megan Hall, Manager of I.R. 626-839-4681 x2173